Plexus Announces Fiscal Fourth Quarter and Fiscal Year 2016 Financial Results

•	Fiscal fourth quarter 2016 revenue of $653 million

•	GAAP diluted EPS of $0.56; non-GAAP adjusted diluted EPS of $0.82, excluding $0.26 per share of special items

•	Initiates fiscal first quarter 2017 revenue guidance of $620 to $650 million with GAAP diluted EPS of $0.74 to $0.82

NEENAH, WI – October 26, 2016 - Plexus (NASDAQ: PLXS) today announced financial results for its fiscal fourth quarter ended October 1, 2016, and guidance for its fiscal first quarter ending December 31, 2016.

	Three Months Ended
	Oct 1, 2016	Oct 1, 2016	Dec 31, 2016
	Q4F16 Results	Q4F16 Guidance	Q1F17 Guidance
Summary GAAP Items
Revenue (in millions)	$653	$655 to $685	$620 to $650
Operating margin	3.6%		4.9% to 5.2%
Diluted EPS (1)	$0.56		$0.74 to $0.82

Summary Non-GAAP Items (2)
Adjusted operating margin	5.1%	4.8% to 5.1%
Adjusted diluted EPS	$0.82	$0.76 to $0.84
Return on invested capital (ROIC)	13.8%
Economic Return	2.8%

(1)	Includes stock-based compensation expense of $0.25 for Q4F16 results and $0.11 for Q1F17 guidance.
(2)
Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures discussed in this release, such as adjusted operating margin, adjusted diluted EPS, and free cash flow, and a reconciliation of these measures to GAAP. Adjusted operating margin and adjusted diluted EPS exclude special items of $9.9 million for the three months ended October 1, 2016, related to accelerated stock-based compensation expense, typhoon-related losses, and restructuring and other charges.

Fiscal Fourth Quarter 2016 Information

•	Won 37 programs during the quarter representing approximately $200 million in annualized revenue when fully ramped into production

•	Trailing four quarter wins total approximately $747 million in annualized revenue

•	Purchased $7.1 million of our shares at an average price of $45.81 per share

Fiscal Year 2016 Information

•	Revenue: $2.6 billion, down 3.7% from prior year

•	Diluted EPS: $2.24, including $0.57 per share of stock-based compensation expense

•	ROIC: 13.8%, 280 basis points above our weighted average cost of capital

•	Purchased $30 million of our shares at an average price of $39.43 per share

Todd Kelsey, President and CEO, commented, “Despite late fiscal fourth quarter revenue headwinds, we achieved solid operating performance and EPS, resulting in adjusted EPS firmly in our guidance range. Our revenue was slightly below guidance as a result of softness within our Networking/Communications sector and the temporary impact to our Xiamen, China operations from Typhoon Meranti that made landfall on September 15, 2016. When reflecting on fiscal 2016, I am pleased with our operational performance. We quickly executed our cost reduction and productivity improvement initiatives to overcome a challenging revenue environment in the first half of the fiscal year, enabling us to achieve adjusted operating margin at the high-end of our target range of 4.7% to 5.0% in the back half of the fiscal year.”

Patrick Jermain, Senior Vice President and CFO, commented, “During the quarter we successfully repatriated $100 million in cash from our overseas operations. We believe the additional cash will enable us to maximize shareholder value by returning excess cash to shareholders through our previously announced share repurchase program.” Mr. Jermain continued, “Fiscal fourth quarter cash cycle days were higher than anticipated at 71 days. The most significant contributing factor was an increase in accounts receivables due to the timing of customer shipments and mix. We exited the fiscal year with annual free cash flow of approximately $97 million, more than doubling our performance over the prior year.”

Mr. Kelsey continued, “In the fiscal first quarter of 2017, we anticipate strong operating performance despite near-term revenue softness as a result of a delay in orders with a large Industrial/Commercial customer and further end-market weakness within our Networking/Communications market sector. As a result, we are guiding fiscal first quarter revenue of $620 to $650 million with diluted GAAP EPS in the range of $0.74 to $0.82. With previously disclosed restructuring activities behind us and improved resiliency in our model, we are guiding GAAP operating margin in the range of 4.9% to 5.2% for the fiscal first quarter of 2017.”

Mr. Kelsey concluded, “We have confidence in our outlook for fiscal 2017 based on our strengthening wins momentum and record funnel. We currently anticipate that we will return to sequential growth after the fiscal first quarter and grow revenue within each of our market sectors for the full fiscal year. Consequently, we are increasingly optimistic that our goal of a $3 billion annual revenue run rate as we exit the fiscal year is attainable. Furthermore, with the exception of our seasonally challenged fiscal second quarter, we anticipate delivering operating margins within our target range throughout fiscal 2017.”

Quarterly & Annual Comparison	Three Months Ended			Twelve Months Ended
	Oct 1, 2016	Jul 2, 2016	Oct 3, 2015	Oct 1, 2016	Oct 3, 2015
(in thousands, except EPS)	Q4F16	Q3F16	Q4F15	F16	F15
Revenue	$653,064	$667,616	$668,730	$2,556,004	$2,654,290
Gross profit	61,530	62,498	59,272	227,359	239,550
Operating profit	23,651	30,918	28,571	99,439	115,436
Net income	19,093	26,099	23,865	76,427	94,332
Diluted EPS	$0.56	$0.76	$0.70	$2.24	$2.74
Adjusted net income*	28,261	27,904	23,514	90,824	95,672
Adjusted diluted EPS*	$0.82	$0.82	$0.69	$2.66	$2.78

Gross margin	9.4%	9.4%	8.9%	8.9%	9.0%
Adjusted gross margin**	9.9%	9.4%	8.9%	9.0%	9.0%
Operating margin	3.6%	4.6%	4.3%	3.9%	4.3%
Adjusted operating margin*	5.1%	4.9%	4.3%	4.5%	4.4%

ROIC*	13.8%	13.0%	14.0%	13.8%	14.0%
Economic Return*	2.8%	2.0%	3.0%	2.8%	3.0%

*Refer to Non-GAAP Supplemental Information Tables 1 and 2 for a reconciliation to GAAP measures.
**Excludes $2.9 million of primarily inventory losses sustained from a typhoon that impacted the Company's manufacturing facilities in Xiamen, China in Q4F16 that were recorded in cost of sales in the accompanying Condensed Consolidated Statements of Operations.

Non-GAAP Financial Measures
Plexus provides non-GAAP supplemental information, such as ROIC, Economic Return, and free cash flow, because such measures are used for internal management goals and decision making, and because they provide management and investors additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted net income, adjusted gross margin and adjusted operating margin, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of items that are not reflective of continuing operations. For a full reconciliation of non-GAAP measures to comparable GAAP measures, please refer to Non-GAAP Supplemental Information and the attached Non-GAAP Supplemental Information Tables.

Market Sector and Segment Revenue Breakout
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s global market sector focused business development strategy. The Company measures operational performance and allocates resources on a geographic segment basis. Top 10 customers comprised 59% of revenue during the fiscal fourth quarter and fiscal year 2016, down one percentage point from the fiscal third quarter 2016 and up three percentage points from the prior fiscal year.

Market Sectors ($ in millions)	Three Months Ended						Twelve Months Ended
	Oct 1, 2016 Q4F16		Jul 2, 2016 Q3F16		Oct 3, 2015 Q4F15		Oct 1, 2016 F16		Oct 3, 2015 F15
Healthcare/Life Sciences	$192	29%	$207	31%	$183	27%	$780	31%	$750	28%
Industrial/Commercial	231	35%	202	30%	201	30%	774	30%	685	26%
Networking/Communications	128	20%	156	23%	179	27%	597	23%	845	32%
Defense/Security/Aerospace	102	16%	103	16%	106	16%	405	16%	374	14%
Total Revenue	$653		$668		$669		$2,556		$2,654

Business Segments ($ in millions)	Three Months Ended		Twelve Months Ended
	Oct 1,	Oct 3,	Oct 1,	Oct 3,
	2016	2015	2016	2015
Americas	$334	$359	$1,329	$1,389
Asia-Pacific	299	319	1,162	1,286
Europe, Middle East, and Africa	44	43	170	140
Elimination of inter-segment sales	(24)	(52)	(105)	(161)
Total Revenue	$653	$669	$2,556	$2,654

Non-GAAP Supplemental Information

ROIC and Economic Return
ROIC for fiscal 2016 and the fiscal fourth quarter was 13.8%. The Company defines ROIC as tax-effected annualized adjusted operating profit divided by average invested capital over a five-quarter period for the fourth quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents. The Company’s fiscal 2016 weighted average cost of capital was 11.0%. ROIC for fiscal 2016 and the fiscal fourth quarter less the Company’s weighted average cost of capital resulted in an economic return of 2.8%.

Cash Conversion Cycle	Three Months Ended
	Oct 1, 2016 Q4F16	Jul 2, 2016 Q3F16	Oct 3, 2015 Q4F15
Days in Accounts Receivable	58	51	53
Days in Inventory	87	87	85
Days in Accounts Payable	(61)	(62)	(60)
Days in Cash Deposits	(13)	(13)	(12)
Annualized Cash Cycle*	71	63	66
*We calculate cash cycle as the sum of days in accounts receivable and days in inventory, less days in accounts payable and days in cash deposits.

Free Cash Flow Calculation
The Company defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended October 1, 2016, cash flows provided by operations was $5.1 million, less capital expenditures of $7.3 million, resulting in negative free cash flow of $2.2 million. For the twelve months ended October 1, 2016, cash flows provided by operations was $127.7 million, less capital expenditures of $31.1 million, resulting in free cash flow of $96.6 million.

Conference Call and Webcast Information

What:	Plexus Fiscal Q4 2016 Earnings Conference Call and Webcast
When:	Thursday, October 27, 2016 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, www.plexus.com or directly at: http://edge.media-server.com/m/p/jz5rx5gv/lan/en

Conference call at +1.800.708.4539 with passcode: 43416415

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.888.843.7419 or +1.630.652.3042 with passcode: 43416415

Investor and Media Contact
Susan Hanson
+1.920.751.5491
susan.hanson@plexus.com

About Plexus – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Healthcare/Life Sciences, Industrial/Commercial, Networking/Communications and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; the effect of start-up costs of new programs and facilities; possible unexpected costs and operating disruption in transitioning programs, including as a result of a facility closure; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix, low volumes and demanding quality, regulatory, and other requirements; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the potential effects of regional results on our taxes and ability to use deferred tax assets and net operating losses; risks related to information technology systems and data security; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; potential economic weakness and other effects resulting from the June 2016 vote of the United Kingdom to exit the European Union; the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism and weather events); the impact of increased competition; and other risks detailed in our Securities and Exchange Commission filings (particularly in "Risk Factors" in our fiscal 2015 Form 10-K).

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Oct 1,	Oct 3,	Oct 1,	Oct 3,
	2016	2015	2016	2015
Net sales	$653,064	$668,730	$2,556,004	$2,654,290
Cost of sales	591,534	609,458	2,328,645	2,414,740
Gross profit	61,530	59,272	227,359	239,550
Selling and administrative expenses	36,074	30,701	120,886	122,423
Restructuring and other charges	1,805	—	7,034	1,691
Operating income	23,651	28,571	99,439	115,436
Other income (expense):
Interest expense	(3,790)	(3,524)	(14,635)	(13,964)
Interest income	1,161	947	4,242	3,499
Miscellaneous	799	775	(1,652)	1,324
Income before income taxes	21,821	26,769	87,394	106,295
Income tax expense	2,728	2,904	10,967	11,963
Net income	$19,093	$23,865	$76,427	$94,332
Earnings per share:
Basic	$0.57	$0.71	$2.29	$2.81
Diluted	$0.56	$0.70	$2.24	$2.74
Weighted average shares outstanding:
Basic	33,455	33,597	33,374	33,618
Diluted	34,335	34,248	34,098	34,379

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	Oct 1,	Oct 3,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$432,964	$357,106
Accounts receivable	416,888	384,680
Inventories	564,131	569,371
Prepaid expenses and other	19,364	22,882
Total current assets	1,433,347	1,334,039
Property, plant and equipment, net	291,225	317,351
Deferred income taxes (1)	4,834	4,657
Other (2)	36,413	35,713
Total non-current assets	332,472	357,721
Total assets	$1,765,819	$1,691,760

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$78,507	$3,513
Accounts payable	397,200	400,710
Customer deposits	84,637	81,359
Accrued salaries and wages	41,806	49,270
Other accrued liabilities	48,286	44,446
Total current liabilities	650,436	579,298
Long-term debt and capital lease obligations, net of current portion (2)	184,002	258,293
Other liabilities	14,584	11,897
Total non-current liabilities	198,586	270,190
Total liabilities	849,022	849,488
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
51,272 and 50,554 shares issued, respectively,
and 33,457 and 33,500 shares outstanding, respectively	513	506
Additional paid-in-capital	530,647	497,488
Common stock held in treasury, at cost, 17,815 and 17,054, respectively	(539,968)	(509,968)
Retained earnings	937,144	860,717
Accumulated other comprehensive loss	(11,539)	(6,471)
Total shareholders’ equity	916,797	842,272
Total liabilities and shareholders’ equity	$1,765,819	$1,691,760

(1) As of October 3, 2015, current deferred income tax assets of $10.7 million and non-current deferred income tax liabilities of $9.7 million were reclassified to non-current deferred income tax assets due to the adoption of ASU 2015-17: Balance Sheet Classification of Deferred Taxes.

(2) As of October 3, 2015, $1.0 million of deferred financing costs were reclassified from other non-current assets to long-term debt and capital lease obligations, net of current portion due to the adoption of ASU 2015-03: Simplifying the Presentation of Debt Issuance Costs.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	Oct 1,	Jul 2,	Oct 3,	Oct 1,	Oct 3,
	2016	2016	2015	2016	2015
Operating profit	$23,651	$30,918	$28,571	$99,439	$115,436
Operating margin	3.6%	4.6%	4.3%	3.9%	4.3%

Non-GAAP adjustments:
Typhoon-related losses (1)	2,871	—	—	2,871	—
Accelerated stock-based compensation expense (2)	5,210	—	—	5,210	—
Restructuring and other charges*	1,805	1,805	—	7,034	1,691
Adjusted operating profit	$33,537	$32,723	$28,571	$114,554	$117,127
Adjusted operating margin	5.1%	4.9%	4.3%	4.5%	4.4%

Net income	$19,093	$26,099	$23,865	$76,427	$94,332

Non-GAAP adjustments:
Typhoon-related losses (1)	2,871	—	—	2,871	—
Related tax impact	(718)	—	—	(718)	—
Accelerated stock-based compensation expense (2)	5,210	—	—	5,210	—
Restructuring and other charges*	1,805	1,805	—	7,034	1,691
Discrete tax benefit, net	—	—	(351)	—	(351)
Adjusted net income	$28,261	$27,904	$23,514	$90,824	$95,672

Diluted earnings per share	$0.56	$0.76	$0.70	$2.24	$2.74

Non-GAAP adjustments:
Typhoon-related losses (1)	0.08	—	—	0.08	—
Related tax impact	(0.02)	—	—	(0.02)	—
Accelerated stock-based compensation expense (2)	0.15	—	—	0.15	—
Restructuring and other charges*	0.05	0.06	—	0.21	0.05
Discrete tax benefit, net	—	—	(0.01)	—	(0.01)
Adjusted diluted earnings per share	$0.82	$0.82	$0.69	$2.66	$2.78

*Summary of restructuring and other charges
Employee termination and severance costs	$565	$1,641	$—	$5,255	$144
Other exit costs	460	164	—	999	1,547
Loss on sale leaseback of building	780	—	—	780	—
Total restructuring and other charges	$1,805	$1,805	$—	$7,034	$1,691

(1) During Q4F16 $2.9 million of charges were recorded in cost of sales in the accompanying Condensed Consolidated Statements of Operations; these charges resulted primarily from inventory losses sustained from a typhoon that impacted the Company's manufacturing facilities in Xiamen, China.

(2) During Q4F16 $5.2 million of accelerated stock-based compensation expense was recorded in selling and administrative expenses in the accompanying Condensed Consolidated Statements of Operations pursuant to the previously announced retirement agreement with the Company's former Chief Executive Officer.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Twelve Months Ended		Nine Months Ended		Twelve Months Ended
	Oct 1,		Jul 2,		Oct 3,
	2016		2016		2015
Operating profit		$99,439		$75,788		$115,436
Typhoon-related losses	+	2,871	+	—	+	—
Accelerated stock-based compensation expense	+	5,210	+	—	+	—
Restructuring and other charges	+	7,034	+	5,229	+	1,691
Adjusted operating profit		$114,554		$81,017		$117,127
			÷	3
				$27,006
			x	4
Adjusted annualized operating profit		$114,554		$108,024		$117,127
Tax rate	x	11%	x	11%	x	11%
Tax impact		12,601		11,883		12,884
Adjusted operating profit (tax effected)		$101,953		$96,141		$104,243

Average invested capital	÷	$739,986	÷	$738,397	÷	$745,611

ROIC		13.8%		13.0%		14.0%
Weighted average cost of capital	-	11.0%	-	11.0%	-	11.0%
Economic return		2.8%		2.0%		3.0%

	Three Months Ended
Average Invested Capital	Oct 1,	Jul 2,	Apr 2,	Jan 2,	Oct 3,
Calculations	2016	2016	2016	2016	2015
Equity	$916,797	$895,175	$871,111	$850,794	$842,272
Plus:
Debt - current	78,507	78,279	2,300	2,864	3,513
Debt - long-term	184,002	184,479	259,565	259,289	259,257
Less:
Cash and cash equivalents	(432,964)	(433,679)	(409,796)	(354,728)	(357,106)
	$746,342	$724,254	$723,180	$758,219	$747,936

	Three Months Ended
Average Invested Capital	Jul 4,	Apr 4,	Jan 3,	Sept 27,
Calculations	2015	2015	2015	2014
Equity	$835,063	$808,468	$792,298	$781,133
Plus:
Debt - current	4,281	4,774	4,793	4,368
Debt - long-term	259,284	260,025	260,990	262,046
Less:
Cash and cash equivalents	(354,830)	(356,296)	(239,685)	(346,591)
	$743,798	$716,971	$818,396	$700,956